ANNEX 1

                           AMENDED EXCHANGE AGREEMENT


     THIS AMENDED EXCHANGE AGREEMENT is dated as of January 29, 1999 and is entered into by and between Miller Diversified Corporation, a Nevada corporation ("Miller"), and Miller Feed Lots, Inc. (`MFL").

     WHEREAS, the parties hereto have determined that it is desirable to amend that certain Exchange Agreement dated as of June 20, 1998 between the parties hereto (the "Exchange Agreement").

     THEREFORE IN CONSIDERATION of the mutual promises and agreements contained herein, the parties hereby amend the Exchange Agreement as follows:

     1. The Recital to the Exchange Agreement is amended to read as follows:

          The Boards of Directors of Miller and MFL have adopted resolutions approving the exchange pursuant to Section 78.450 of the Nevada General Corporation Act (the "Exchange") of the issued and outstanding capital stock of MFL, consisting solely of 1,000 shares of common stock, for 7,000,000 shares of Miller common stock in accordance with this Agreement and the Plan of Exchange (the "Plan") in the form of Exhibit "A" attached hereto and by this reference made a part hereof.


     2.   Article II, Section 2.3 is amended as follows:

          Subsections(C) and (d) are to have inserted the date November 30, 1998 wherever the date of February 28, 1998 had previously appeared.


     3.   Article V, Section 5.4(b) is hereby amended to read as follows:

          (b) Lapse of Time. By the Board of Directors of Miller or MFL if the Effective Time of the Exchange has not occurred on or prior to April 30, 1999.

     4.   Article VII, Section 7.2 is amended as follows:

          7.2 Closing. The Closing of the Exchange contemplated by this Agreement shall take place at the offices of Miller at such time as may be convenient to all the parties but in no event later that April 30, 1999. At the Closing MFL shall deliver share certificates in amounts representing all of the issued and outstanding common shares of MFL to Miller and Miller shall deliver 7,000,000 of its common shares to James E. Miller and Norman M Dean or to their assigns as Miller is directed at Closing.

     5.   Section  B  (I)  of  the  Plan  of  Exchange  of  Miller   Diversified
          Corporation and Miller Feed Lots, Inc. attached to the Exchange Agreement and made a part thereof is amended to read as follows:

          (i) Each outstanding share of MFL stock shall by operation of law be exchanged for 7,000 shares of previously unissued common stock of Miller.

     6. As amended above, the Exchange Agreement shall remain in full force and effect.



     Dated and Signed as of the Date First Above Written:


                                           Miller Diversified Corporation

                                           By:
                                              ----------------------------------
                                               Norman M. Dean

                                           And By:
                                                  ------------------------------
                                                  James E. Miller


                                           Miller Feed Lots, Inc.

                                           By:
                                               ---------------------------------
                                               James E. Miller

                                           And By:
                                                   -----------------------------
                                                   Norman M. Dean

                                PLAN OF EXCHANGE
                                       OF
                         MILLER DIVERSIFIED CORPORATION
                                       AND
                             MILLER FEED LOTS, INC.

     A. The parties to the exchange are Miller Diversified Corporation, a Nevada corporation ("Miller"), and Miller Feed Lots, Inc., a Colorado corporation ("MFL"). Miller is the acquiring corporation.

     B. When the exchange becomes effective:

          (i) Each outstanding share of MFL stock shall by operation of law be exchanged for 15,000 shares of previously unissued common stock of Miller.

          (ii) Miller shall become the owner and holder of all of the outstanding stock of MFL.

     C. After the exchange becomes effective:

          (a) Until surrendered, each outstanding certificate which prior to the exchange represented shares of MFL stock shall be deemed for all corporate purposes to evidence the number of shares of Miller common stock for which such MFL stock shall have been exchanged. There shall be no further registry of shares on the records of MFL of MFL stock, and, if certificates representing such shares are presented to MFL, they shall be cancelled and the holder thereof shall receive the common stock of Miller for which the shares represented were exchanged. Unless waived by Miller, no voting rights shall vest and no dividends or distributions will be paid to persons entitled to receive certificates for shares of Miller common stock until such persons shall have surrendered their MFL stock certificates; provided, however, that when such certificates shall have been so surrendered in exchange for certificates representing Miller common stock, there shall be paid to the holders thereof, but without interest thereon, all dividends and other distributions payable subsequent to and in respect to any record date after the effective date of the exchange on the shares of Miller common stock that have not been paid as a result of the foregoing.

1. (b) If any certificate of Miller is to be issued in a name other than that in which the certificate for MFL stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the transfer agent any transfer or other taxes required by reason of the issuance of such Miller common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the transfer agent that such tax has been paid or is not applicable.

     4. This exchange may be terminated at any time before the filing of Articles of Exchange, whether before or after approval of this plan by the stockholders of MFL and Miller in the manner specified in the Agreement of Exchange Agreement by and between Miller and MFL dated June 20, 1998.

     5. The date of this Plan of Exchange shall be June 20, 1998.